Exhibit 99.2

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Announces Proposal to

Commence Offering $625 Million of Senior Notes

MECHANICSBURG, PENNSYLVANIA – December 5, 2019 – Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) proposes to commence an offering through a private placement, subject to market and other conditions, of $625 million in aggregate principal amount of 6.25% senior notes due 2026. It is anticipated that the notes will be issued as additional notes under the same indenture as Select’s existing $550 million aggregate principal amount of 6.250% senior notes due 2026 that were originally issued on August 1, 2019 and, as such, will form a single series and trade interchangeably with such previously issued notes. The notes will be senior unsecured obligations of Select and will be guaranteed by certain of Select’s subsidiaries.

Select intends to use a portion of the net proceeds of the offering, together with a portion of the proceeds from a proposed incremental term loan, and, if needed, available cash, to make an intercompany loan to Concentra, Inc. (“Concentra”), a joint venture subsidiary of Select, which will use the proceeds from such intercompany loan to repay in full all of Concentra’s outstanding term loans, and to pay related fees and expenses.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation